QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.8(f)

RESTRICTED STOCK AGREEMENT
NABORS INDUSTRIES, INC.

        This Restricted Stock Grant ("Restricted Stock Grant") is effective the                  of                        ("Date of Grant") between Nabors Industries, Inc. ("NII"), acting on behalf of Nabors Industries Ltd. ("NIL" or the "Company") and at the request of a subsidiary of NIL (the "Subsidiary"), and Anthony G. Petrello ("Grantee"), an employee of Subsidiary,

        On the Date of Grant, the fair market value of a share of Common Stock of NIL was $                      .

RECITALS

        Pursuant to the Nabors Industries, Inc. 2013 Stock Plan ("2013 Plan"), the Compensation Committee of the Board of Directors (the "Committee") has determined the form of this Restricted Stock Grant and selected the Grantee, an Eligible Person, to receive this Restricted Stock Grant and the shares of Common Stock that are subject hereto. The applicable terms of the 2013 Plan are incorporated in this Restricted Stock Grant by reference, including the definitions of terms contained in the 2013 Plan.

RESTRICTED STOCK GRANT

        In accordance with the terms of the 2013 Plan, the Committee has made this Restricted Stock Grant and concurrently has issued or transferred to the Grantee shares of Common Stock upon the following terms and conditions:

        SECTION 1.    Number of Shares.    The number of shares of Common Stock awarded under this Restricted Stock Grant is                          (the "Award").

        SECTION 2.    Rights of the Grantee as Shareholder.    The Grantee, as the owner of the shares of Common Stock issued or transferred pursuant to this Restricted Stock Grant, is entitled to all the rights of a shareholder of NIL, including the right to vote, the right to receive dividends payable either in stock or in cash, and the right to receive shares in any recapitalization of the Company, subject, however, to the restrictions stated in this Restricted Stock Grant. If the Grantee receives any additional shares by reason of being the holder of the shares of Common Stock issued or transferred under this Restricted Stock Grant or of the additional shares previously distributed to the Grantee, all of the additional shares shall be subject to the provisions of this Restricted Stock Grant. Initially, the shares of Common Stock will be held in an account maintained with the processor under the 2013 Plan (the "Account"). At the discretion of NIL, NIL may provide the Grantee with a certificate for the shares, which would bear a legend as described in Section 5.

        SECTION 3.    Restriction Period.    The period of restriction ("Restriction Period") for the shares of Common Stock issued under this Restricted Stock Grant shall commence on the Date of Grant and shall lapse in three equal annual installments beginning on the first calendar year anniversary hereof (i.e., the award will vest one-third per year). Notwithstanding the foregoing, if Grantee voluntarily resigns as either Chief Executive Officer of Nabors Industries Ltd. or as a Director of Nabors Industries Ltd. before a new written amendment extending on mutually agreeable terms the current term of Grantee's employment agreement has been executed by all parties to Grantee's current employment agreement, effective January 1, 2013, then notwithstanding anything to the contrary such "voluntary resignation" shall not be considered a voluntary resignation for purposes of this Agreement and the 2013 Plan, but instead shall be deemed a termination entitling Grantee to the immediate vesting of any outstanding and unvested portion of this Award.

        SECTION 4.    Terms and Conditions.    The Award is subject to the following terms and conditions:

  a.
  Any Award made to Grantee shall be for the benefit of the Grantee, his heirs, devisees, legatees or assigns at any time. In the event of termination of employment for any reason, except by NIL or the Subsidiary for cause or by voluntary resignation by Grantee (in which case any unvested portion of this Award shall be forfeited, subject to the provisions of Section 3 hereby incorporated into this section), any unvested portion of this Award shall become immediately vested as of the date of termination of employment without regard to the Restriction Period set forth in Section 3 above. The term "for cause" shall have the same meaning as in Section 1(h) of the Grantee's employment agreement effective January 1, 2013. Notwithstanding anything to the contrary in any plan, policy, or other document (including, but not limited to, the 2013 Plan), Section 4 of this Agreement shall exclusively govern the rights of the Grantee with respect to the Award upon termination of employment.

  b.
  Except as otherwise provided in this Agreement, this Restricted Stock Grant is subject to, and the Subsidiary and the Grantee agree to be bound by, all the terms and conditions of the 2013 Plan, as the same may have been amended from time to time in accordance with its terms. Pursuant to said 2013 Plan, the Board of Directors of NIL or its Committee established for such purposes is vested with conclusive authority to interpret and construe the 2013 Plan and this Agreement, and is authorized to adopt rules and regulations for carrying out the 2013 Plan. Further, the parties reserve the right to clarify or amend this Agreement on mutually acceptable terms in any manner which would have been permitted under the 2013 Plan as of the Date of Grant.

        SECTION 5.    Legend on Certificates.    Any certificate evidencing ownership of shares of Common Stock issued or transferred pursuant to this Restricted Stock Grant that is delivered during the Restriction Period shall bear the following legend on the back side of the certificate:

    These shares have been issued or transferred subject to a Restricted Stock Grant and are subject to certain restrictions as more particularly set forth in a Restricted Stock Grant Agreement, a copy of which is on file with Nabors Corporate Services, Inc.

        At the discretion of NIL, NIL may hold the shares of Common Stock issued or transferred pursuant to this Restricted Stock Grant in an Account as described in Section 2, otherwise hold them in escrow during the Restriction Period, or issue a certificate to the Grantee bearing the legend set forth above.

        SECTION 6.    Section 83(b) Election.    If the Grantee makes an election pursuant to Section 83(b) of the Internal Revenue Code, the Grantee shall promptly (but in no event after thirty (30) days from grant) file a copy of such election with NIL, and cash payment for taxes shall be made at the time of such election.

        SECTION 7.    Withholding Tax.    Before NIL removes restrictions on transfer from the Account or delivers a certificate for shares of Common Stock issued or transferred pursuant to this Restricted Stock Grant that bears no legend or otherwise delivering shares free from restriction, the Grantee shall be required to pay to NIL (or to the Subsidiary, if so designated by NII or NIL) the amount of federal, state or local taxes, if any, required by law to be withheld ("Withholding Obligation"). Subject to any subsequent Committee determination, NIL will withhold the number of shares required to satisfy any Withholding Obligation, and provide to Grantee a net balance of shares ("Net Shares") unless NIL receives notice not less than five (5) days before any Withholding Obligation arises that Grantee intends to deliver funds necessary to satisfy the Withholding Obligation in such manner as NIL may establish or permit. Notwithstanding any such notice, if Grantee has not delivered funds within fifteen (15) days of after the Withholding Obligation arises, NIL may elect to deliver Net Shares.

        SECTION 8.    Notices and Payments.    Any notice to be given by the Grantee under this Restricted Stock Grant shall be in writing and shall be deemed to have been given only upon receipt by the Stock Plan Administrator of Nabors Corporate Services, Inc. at the offices of Nabors Corporate Services, Inc. in Houston, Texas, or at such address as may be communicated in writing to the Grantee from time to time. Any notice or communication by NIL, NII, or the Subsidiary to the Grantee under this Restricted Stock Grant shall be in writing and shall be deemed to have been given if sent to the Grantee at the address listed in the records of NIL or at such address as specified in writing to NIL by the Grantee.

        SECTION 9.    Waiver.    The waiver by NIL of any provision of this Restricted Stock Grant shall not operate as, or be construed to be, a waiver of the same or any other provision of this Restricted Stock Grant at any subsequent time for any other purpose.

        SECTION 10.    Governing Law & Severability.    The Plan and all rights and obligations thereunder shall be construed in accordance with and governed by the laws of the State of Delaware. If any provision of this Agreement should be held invalid, the remainder of this Agreement shall be enforced to the greatest extent permitted by applicable law, it being the intent of the parties that invalid or unenforceable provisions are severable.

        SECTION 11.    Entire Agreement.    This Agreement, together with the Plan, contains the entire agreement between the parties with respect to the subject matter and supersedes any and all prior understandings, agreements or correspondence between the parties.

        IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first written above.

NABORS INDUSTRIES, INC.
By:
GRANTEE
ANTHONY G. PETRELLO

QuickLinks

  Exhibit 10.8(f)
RESTRICTED STOCK AGREEMENT NABORS INDUSTRIES, INC.
RECITALS
RESTRICTED STOCK GRANT